Exhibit 99.1

Steve Madden Announces Second Quarter 2009 Results
And Increased Full-Year 2009 Diluted EPS Guidance

LONG ISLAND CITY, N.Y., July 30, 2009 - BUSINESS WIRE -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2009 and updated full-year 2009 earnings guidance.

•	Second quarter net sales increased 6.5% to $116.5 million.
•	Operating margin rose to 16.6% in the second quarter 2009, compared with operating margin of 11.1% in the same period of 2008.
•	Net income for the second quarter was $12.1 million, or $0.66 per diluted share, compared to $7.6 million, or $0.43 per diluted share, in the second quarter of 2008.
•	Increase in full-year 2009 guidance for diluted EPS to a range of $2.05 to $2.15.

Edward Rosenfeld, Chairman and Chief Executive Officer commented, “We are pleased to have recorded healthy earnings growth in the second quarter despite the difficult economic environment. Our design team, led by Steve, continues to create compelling product that resonates well with consumers. In addition to the strong performance in our core Steve Madden Women’s and Madden Girl wholesale divisions, we are encouraged by the results in our new licensed businesses, l.e.i., Fabulosity and Elizabeth and James. As we look ahead, we will remain focused on carefully managing our inventory and controlling costs while continuing to deliver trend-right product at attractive price points.”

Second Quarter 2009 Results:

Second quarter net sales were $116.5 million compared to $109.3 million reported in the comparable period of 2008. Net sales from the wholesale business grew 11.0% to $88.2 million compared to $79.4 million in the second quarter of 2008, driven by strength in the Steve Madden Women’s, Kids’ and Madden Girl wholesale footwear divisions. Retail net sales totaled $28.3 million compared to $29.9 million in the second quarter of the prior year. Same store sales decreased 5.4% in the second quarter of 2009.

Gross margin improved to 42.6% as compared to 41.7% in the second quarter of 2008. For the wholesale business, gross margin was 36.8% as compared to 34.7% in the prior year’s second quarter, with the increase driven primarily by lower markdown allowances as sell-through at retail continued to be strong. Retail gross margin was 60.4% as compared to 60.3% for the comparable period last year, with the benefit of reduced freight costs mostly offset by the impact of a highly promotional environment.

Operating expenses as a percent of sales for the second quarter of 2009 were 32.2% as compared to 33.5% in the same period of the prior year. The improvement was driven by leverage on higher sales as well as cost control initiatives.

Net income for the second quarter of 2009 totaled $12.1 million, or $0.66 per diluted share as compared to net income of $7.6 million, or $0.43 per diluted share, in the same period of 2008.

The Company did not open any stores and closed two stores during the second quarter of 2009, ending the quarter with 92 retail locations, including the Internet store.

Six-Month 2009 Results:

For the first six months of 2009, net sales were $223.9 million compared to $209.9 million in the comparable period last year.

Net income totaled $18.7 million, or $1.03 per diluted share, for the first six months of 2009 compared to $9.7 million or $0.51 per diluted share in the first six months of 2008. Net income for the first quarter of 2008 included a charge totaling $3.0 million post-tax, or $0.16 per diluted share related to the resignation of the Company’s former CEO.

At the end of the second fiscal quarter, cash, cash equivalents and marketable securities totaled $111.6 million.

Arvind Dharia, Chief Financial Officer, commented, “We continue to generate solid cash flow and maintain a strong balance sheet attributable to the growth of our business and our conservative capital management.”

Company Outlook

The Company has updated its fiscal 2009 guidance.

For fiscal 2009, the Company now expects net sales to increase 2% to 4% compared to fiscal 2008. The Company previously expected net sales to range from flat to a decline of 2% as compared to fiscal 2008.

Diluted EPS for fiscal 2009 is now expected to be in the range of $2.05 to $2.15 as compared to previous guidance in the range of $1.85 to $1.95.

Conference Call Information

The Company will host its second quarter 2009 earnings conference call on Thursday, July 30, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com under the Investor Relations section and an online archive of the broadcast will be available within one hour of the conclusion of the call which will remain accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 7725544, and will be available until August 30, 2009.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel, footwear, and accessories specialty stores, and online at http://www.stevemadden.com/. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products and owns and operates 92 retail stores, including its online store. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for Elizabeth and James, Candie’s and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

Safe Harbor

This press release contains certain statements which are “forward-looking statements” as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements are based on current expectations and assumptions relating to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward-looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.

All information in this release is as of July 30, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Consolidated:
Net Sales	$116,472	$109,317	$223,901	$209,856
Cost of Sales	66,909	63,780	130,851	124,104

Gross Profit	49,563	45,537	93,050	85,752
Commission and licensing fee income	7,362	3,203	10,267	6,559
Operating Expenses	37,553	36,593	73,641	77,327

Income from Operations	19,372	12,147	29,676	14,984
Interest and other Income, Net	368	368	764	894

Income Before provision for Income Taxes	19,740	12,515	30,440	15,878
Provision for Income Tax	7,596	4,881	11,719	6,192

Net Income	$12,144	$7,634	$18,721	$9,686

Basic income per share	$0.67	$0.43	$1.04	$0.51

Diluted income per share	$0.66	$0.43	$1.03	$0.51

Weighted average common shares outstanding - Basic	18,014	17,662	17,952	18,839

Weighted average common shares outstanding - Diluted	18,294	17,810	18,133	19,023

BALANCE SHEET HIGHLIGHTS

	June 30, 2009 Consolidated	Dec 31, 2008 Consolidated	June 30, 2008 Consolidated

	(Unaudited)		(Unaudited)

Cash and cash equivalents	$53,276	$89,588	$18,849
Investment Securities	58,359	35,224	27,462
Total Current Assets	166,426	194,736	158,198
Total Assets	282,884	284,693	227,498
Advances Payable - Factor	—	30,168	—
Total Current Liabilities	48,395	72,490	38,968
Total Stockholder Equity	229,253	206,242	184,032